Exhibit 99.2

SOLO CUP COMPANY

SOLO CUP OPERATING CORPORATION

OFFER TO EXCHANGE

$300,000,000 AGGREGATE PRINCIPAL AMOUNT OF

10.5% SENIOR SECURED NOTES DUE 2013 (CUSIP NO. 83427B AB2) THAT HAVE BEEN REGISTERED UNDER OF THE SECURITIES ACT OF 1933

FOR

$300,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING 10.5% SENIOR SECURED NOTES DUE 2013 (CUSIP NOS. 83427B AA4 AND U83440 AA2)

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees

Solo Cup Company and Solo Cup Operating Corporation (the “Issuers”) are offering to exchange, upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2009 (the “Prospectus”), of the Issuers and certain subsidiaries of Solo Cup Company (the “Guarantors”), and the related letter of transmittal (the “Letter of Transmittal”), to exchange an aggregate principal amount of up to $300,000,000 of the Issuers’ newly issued 10.5% senior secured notes due 2013 that have been registered under the Securities Act of 1933, as amended, for a like principal amount of their outstanding 10.5% senior secured notes due 2013 (the “Original Notes”). This exchange offer (the “Exchange Offer”) is being made in order to satisfy certain obligations of the Issuers and the Guarantors contained in the Registration Rights Agreement, dated July 2, 2009, among the Issuers, the Guarantors and the initial purchasers of the Original Notes.

We are requesting that you contact your clients for which you hold Original Notes regarding the Exchange Offer. We have enclosed herewith copies of the following documents:

1. the Prospectus;

2. the Letter of Transmittal for your use and for the information of your clients, including a substitute IRS Form W-9 for collection of information relating to backup United States federal income tax withholding; and

3. a form of letter that may be sent to your clients for the account of which you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON                     , 2009, UNLESS EXTENDED (SUCH TIME AND DATE, OR THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER HAS BEEN EXTENDED, THE “EXPIRATION TIME”). TENDERS OF ORIGINAL NOTES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

The Issuers and the Guarantors have not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent for the Exchange Offer (the “Exchange Agent”), for soliciting tenders of original notes pursuant to the exchange offer. You will be reimbursed by the Issuers, upon request, for customary mailing and handling expenses incurred by you in forwarding the Prospectus and related documents to your clients that are holders of Original Notes and for handling or tendering for such clients. The Issuers will pay or cause to be paid all transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

Any inquiries you may have with respect to Exchange Offer and all requests for additional copies of the enclosed materials should be directed to U.S. Bank National Association, the Exchange Agent, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

Solo Cup Company and Solo Cup Operating Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS, THE GUARANTORS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures